                                                                   EXHIBIT 10.33

                           REVISED OPERATING AGREEMENT

      This Revised Operating Agreement (this "Agreement") is dated as of October 27, 2004 (the "Effective Date"), is made and entered into between DTE Energy Trading, Inc., a Michigan corporation ("Supplier"), and Commonwealth Energy Corporation, a California corporation ("Buyer") and supercedes the Revised Operating Agreement between the Parties dated July 24, 2003. Buyer and Supplier are each a "Party" and, collectively, are the "Parties."

                                    RECITALS

      WHEREAS, Supplier is a power marketer that makes wholesale electricity sales to third parties. Buyer is in the business of providing electricity services to retail customers in Michigan (collectively, the "Customers") under the Detroit Edison Electric Choice Program (the "DECo Program"). Buyer agrees that supply it purchases from Supplier will only be used to serve its Customers within the DECo Program. Moreover, because of certain credit concessions that Supplier is making. Buyer agrees that Supplier will be its primary Energy supplier for its Customers in the DECo Program; however, Buyer has the right to purchase Energy from an alternative supplier under the terms of Article 4 herein. Nonetheless, Supplier is not precluded from selling wholesale Energy supply to other alternative electric suppliers ("AES") other than Buyer that are participating in the DECo Program;

      AND WHEREAS, Buyer agrees to purchase full or partial requirements Energy supply products from Supplier pursuant to a series of supply Transaction Confirmations) ("Confirmations") governed by the EEI Master Power Purchase and Sale Agreement executed by the Parties dated July 1, 2003 (the EEI Master Agreement"). The Parties will determine whether a particular Transaction or set of Transactions will be for full or partial requirements Energy supply, and such Transaction(s) will be memorialized in each relevant Confirmation. Nevertheless, each Transaction will be for a fixed, maximum amount of supply at a fixed price, and, depending on the product, there may also be a fixed, minimum amount of supply at a fixed price ("Transaction Program(s)"). In the case of full requirements Energy supply, Supplier will hold open each Transaction Program to new Customers for the earlier of: six (6) months or until Buyer has allocated the maximum amount of supply for its Customers; provided, however, that the relevant Transaction Program will remain open to new Customers unless the volumetric, weighted average of the Cinergy On-Peak forward market price for all available July, August, January, and February months (within a window equal to the number of months of the Customer term under the Delivery Period as set forth in each relevant Transaction) beginning the third month after the month in which each Transaction is executed changes by more than 10% when compared to the volumetric, weighted average of the Cinergy On-Peak forward market price for all available July, August, January, and February months (within the same window specified above) beginning the third month after the current month for each day of the six (6)-month window. If the above-referenced forward market price change threshold is triggered, then Supplier will provide Buyer a seven (7)-Business Day notice that Supplier is closing the Transaction Program to new Customers. During the pendency of the 7-Business Day notice period, Buyer may finalize contract negotiations with new Customers, as available, for up to ten percent (10%) of the maximum amount of supply specified in the relevant Transaction, provided however, that the maximum amount of supply to be provided under each Transaction cannot exceed the maximum amount of supply specified in each Transaction. After the notice period has expired, the Transaction Program may be closed to new Customers. Upon acceptance by Supplier of each Customer under the relevant Transaction Program, the Buyer's contract pricing associated with each Customer remains in effect for up to two (2) years.

      AND WHEREAS, under certain circumstances, Supplier agrees to supply Buyer's Customers with full requirements Energy supply under Transactions where Supplier, rather than Buyer, assumes substantial risk related to firm Energy supply, aggregate Customer load forecasting and transmission and ancillary services, including imbalance charges;

      AND WHEREAS, in other circumstances. Supplier agrees to supply Buyer's Customers with partial requirements Energy supply in cases where Supplier is providing a more standard Energy product that might not include load forecasting, transmission and ancillary services, including imbalance charges, then Buyer will assume greater risk related to some elements of Energy supply;

      AND WHEREAS, in full or partial requirements Energy supply Transactions, Buyer desires to, and Supplier may agree that Buyer may forego providing Supplier with the usual level of Performance Assurance, such as a Letter of Credit or cash, required to cover Seller's customary credit requirements to ensure payment for Energy supply and certain Mark-to-Market fluctuations;

      AND WHEREAS, Supplier agrees to assume certain limited credit risk because Buyer has agreed: (i) to permit Supplier to monitor Buyer's credit management of large Customer accounts; (ii) to grant Supplier certain operational and financial oversight to its Michigan business; and (iii) to provide Supplier Performance Assurance for all Wholesale Energy purchases made pursuant to a Transaction and Confirmation. Such Performance Assurance shall be calculated pursuant to the mutually agreed terms set forth in Exhibit B - Performance Assurance Calculation (as such exhibit may be amended from time to time), incorporated by reference and attached hereto.

      NOW, THEREFORE, in consideration of the following mutual covenants, agreements, and obligations, the Parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      1.1 DEFINITIONS INCORPORATED BY REFERENCE FROM OTHER AGREEMENTS. ALL initially capitalized terms not otherwise defined below or herein shall have the meaning set forth in the EEI Master Agreement dated July 1, 2003, the Revised Escrow Agreement dated October 27, 2004, or the Revised Security Agreement dated October 27, 2004 executed between the Parties.

      "Contract Quantity" means the agreed quantity of FRSP and/or PRSP for the specified period as set forth below in Section 3.1 or as agreed to in various Transaction(s).

      "Customers" means the retail customers who have entered into the Retail Contracts with Buyer as of the date of this Agreement, as identified on Exhibit
A. or such other retail customers as may become substituted Customers from time to time.

      "DECO Delivery Points means the delivery point for all Energy provided hereunder to Customers in the DECo Program shall be the retail end use Customer's meter(s).

      "Full Requirements Service Product" or "FRSP" means firm Energy as measured and delivered to the Customers' retail meters which shall include load following energy, load forecasting and scheduling services, applicable Detroit Edison and MISO transmission, and ancillary services charges, including imbalance charges. The exact services included under a particular Transaction will be set forth in the applicable Confirmation.

      "Local Distribution Company" or "LDC" means The Detroit Edison Company.

      "Load Factor" means the monthly and/or annual Energy (MWh) used by Customers divided by the product of the hours in the month and/or year and the peak demand
(MW) in the month and/or year.

      "MISO" means the Midwest Independent System Operator.

      "Off-Peak" means Mon to Fri Hour Ending ("HE") HE 0100 thru 0700 and HE 2400 EPT, and all 24 hours EPT on Saturdays, Sundays, and NERC holidays during the Delivery Period of a Transaction(s).

      "On-Peak" means Mon to Fri HE 800 thru HE 2300 EPT, excluding NERC Holidays during the Delivery Period of a Transactions).

      "Partial Requirements Service Product" or "PRSP" means firm Energy measured and delivered to the Customers' retail meters which may include certain Supplier services, such as scheduling services and certain applicable Detroit Edison and MISO transmission, and ancillary services charges, including imbalance charges. The exact services included under the particular Transaction will be set forth in the applicable Confirmation.

      "Retail Contracts" means each of the Energy Service Agreements, as such agreements may be amended from time to time, entered into between Buyer and a Customer, as identified on Exhibit A as such exhibit may be amended from time to time.

      "Retail Load" means, for any hour during the Delivery Period, the aggregate FRSP and/or PRSP of the Retail Customers under the Retail Contracts, as long as such aggregate FRSP and/or PRSP falls within the mutually agreed upon parameters agreed to by the Parties.

                                    ARTICLE 2
                         BUYER AND SUPPLIER OBLIGATIONS

      2.1 BUYER OBLIGATIONS. Buyer shall provide all of the services and perform all of its obligations under the Retail Contracts in accordance with: (i) the terms of the Retail Contracts, (ii) all regulations applicable to an AES, (iii) any applicable provisions of the relevant governing tariff(s), and (iv) the provisions of this Agreement.

            (a) Alternative Electric Supplier. Buyer shall act as an AES under applicable regulations for all Customers receiving Energy purchased by Buyer from Supplier under this Agreement, which includes, but is not limited to, the following:

                  (i) Customer Enrollment: Buyer shall submit to the applicable
            LDC a request for enrollment for each Customer in the DECo Program;

                  (ii) Assistance with Forecasting: Buyer shall provide Supplier with the relevant data for analyzing the individual loads of each of its Customers and the aggregate Retail Load, taking into account, among other things, historical usage, weather conditions and other system conditions, to forecast the anticipated Retail Load for each hour during the Delivery Period;

                  (iii) Meter Data Management Services: Buyer shall, or shall cause a commercially competent and qualified designee to, read, validate, edit, and transfer meter data as required for calculation of the bill to each Customer, and shall provide any other metering or related data management services required by the Retail Contracts for the Customers and provide Supplier with necessary interval customer meter data to facilitate accurate forecasting and pricing;

                  (iv) Billing Services: Buyer shall calculate monthly bills for each Customer in accordance with the applicable Retail Contract and applicable meter data. Buyer or its commercially competent and qualified designee shall deliver monthly bills to each Customer;

                  (v) Portfolio Accounting: Buyer shall work with Supplier to maintain the accounts and records for the portfolio of electric Energy sold and scheduled for delivery to Retail Load; and

                  (vi) Buyer's Data Obligations: Buyer shall provide Supplier's appropriate sink identification to the LDC at time of Customer enrollment, coordinate installation of phone lines, if required, for all accounts under the DECo Program, notify Supplier when Customer account commences and/or terminates with Buyer, provide each Customer's information to Supplier, including Customer name, address, electric utility rate code, historic billing information, account number(s), meter number(s), load profile group, start and/or termination date, significant Customer demand additions or reductions, and any meter change information provided by the LDC.

            (b) Revenues Deposited into Lockbox Account. Buyer shall deposit, or cause to be deposited by each Customer and/or LDC, into the Lockbox Account, any and all amounts owed to Buyer for sales of Energy and related services to Customers under, pursuant to, or with respect to any Retail Contract identified on Exhibit A.

      2.2 TERMINATION OF A RETAIL CONTRACT. If a Retail Contract is terminated for any reason prior to the end of the Delivery Period, then with respect to that portion of the Contract Quantity represented by such terminated Retail Contract ("Affected Quantity") during the remaining hours of the Delivery Period, Buyer shall use its best efforts to locate and propose one or more additional Customers to purchase part or all of such Affected Quantity. If the product to be provided is FRSP and Buyer is unable to find any eligible additional Customers, then the Affected Quantity shall revert to Supplier and Buyer shall no longer be required to take delivery of, or pay for, such FRSP. In the case ofPRSP, the terms and conditions of the Confirmation will control.

      2.3 SUPPLIER OBLIGATIONS. Supplier shall provide all of the services and perform all of its obligations under Transactions) in accordance with: (i) the Retail Contracts, as applicable, (ii) all regulations applicable to a wholesale supplier of an AES, (iii) any applicable provisions of the relevant governing tariff(s), (iv) the provisions of this Agreement, and (v) whether the product provided to Buyer is FRSP or PRSP.

            (a) FRSP Obligations to Buyer. Supplier shall act as a wholesale supplier of Energy under applicable regulations for all Customers receiving Energy purchased by Buyer from Supplier under this Agreement, which includes, but is not limited to, the following:

                  (i) Load Forecasting: Supplier shall analyze the individual loads of the Customers and the aggregate Retail Load, taking into account, among other things, historical usage, weather conditions and other system conditions, to forecast the anticipated Retail Load for each hour during the Delivery Period. Buyer may request and Seller will provide its monthly load forecast from time to time;

                  (ii) Contract Pricing for Buyer Associated with Customers
            Prior to Supplier's Issuance of a 7-Business Day Notice to Buyer. As long as Supplier receives notice of such Buyer's acceptance of Customer and Customer meets the appropriate criteria under the relevant Transaction Program prior to Supplier's Issuance of a 7-Business Day Notice to Buyer for closure of that Transaction Program. Supplier agrees that Buyer's Contract Price associated with each Customer will remain fixed for a period of up to two (2) years. Nothing in this part shall be construed to retroactively change the pricing of Energy being delivered to Buyer and associated Customers already acknowledged by Supplier as covered by a Transaction Program.

                  (iii) Contract Pricing for Buyer Associated with Customers
            Covered by the Transaction Program After Issuance of Supplier's 7-Business Day Notice to Buyer. Supplier will hold open each Transaction Program to Buyer for new Customers for the earlier of: six (6) months or until Buyer has allocated the maximum amount of supply for its Customers; provided, however, that the relevant Transaction Program will remain open to Buyer for new Customers unless the volumetric, weighted average of the Cinergy On-Peak forward market price for all available July, August, January, and February months (within a window equal to the number of months of the Customer term under the Delivery Period as set forth in each relevant Transaction) beginning the third month after the month in which each Transaction is executed, changes by more than 10% when compared to the volumetric, weighted average of the Cinergy On-Peak forward market price for all available July, August, January, and February months (within the same window specified above) beginning the third month after the current month for each day of the six (6) month window. If the above-referenced forward market price change threshold is triggered, then Supplier will provide Buyer a seven
            (7)-Business Day notice that Supplier is closing the Transaction Program to new Customers. During the pendency of the 7-Business Day notice period. Buyer may finalize contract negotiations with new Customers, as available, for up to ten percent (10%) of the maximum amount of supply specified in the relevant Transaction; provided however, that the maximum amount of supply to be provided under each Transaction cannot exceed the maximum amount of supply specified in each Transaction. After the notice period has expired, the Transaction Program may be closed to new Customers. Upon acceptance by Supplier of each Customer under the relevant

            Transaction Program, Buyer's contract pricing associated with each Customer remains in effect for up to two (2) years.

                  (iv) Load Following Energy: Supplier shall schedule and
            deliver to each Customer, firm, full requirements Energy supply as needed;

                  (v) Scheduling Transmission Services: Supplier shall schedule with and purchase from the applicable transmission provider, network integrated transmission service to ensure firm Energy delivery to each Customer; and

                  (vi) Ancillary Services, including Imbalance Charges. Supplier agrees to provide all ancillary services, and assume all imbalance charge risk on behalf of Buyer's Customers.

            (b) PRSP Obligations to Buyer. Supplier shall act as a wholesale supplier of Energy under applicable regulations for Customers receiving PRSP purchased by Buyer from Supplier under this Agreement, including, but not limited to, the following:

                  (i) Load Forecasting: Supplier shall analyze the individual loads of the Customers and the aggregate Retail Load, taking into account, among other things, historical usage, weather conditions and other system conditions, to forecast the anticipated Retail Load for each hour during the Delivery Period. Buyer may request and Seller will provide its monthly load forecast from time to time;

                  (ii) Energy: Supplier shall schedule and deliver to each
            Customer firm, partial requirements Energy supply as needed and as specified in the relevant Confirmation;

                  (iii) Scheduling Transmission Services: Supplier shall
            schedule with and purchase from the applicable transmission provider, network integrated transmission service to ensure firm Energy delivery to each Customer; provided, however. Supplier may pass through such costs to Buyer as appropriate under the terms of the Confirmation; and

                  (vi) Ancillary Services, including Imbalance Charges. Supplier agrees to provide all ancillary services, and assume all imbalance charge risk on behalf of Buyer's Customers provided, however. Supplier may pass through such costs to Buyer as appropriate under the terms of the Confirmation.

            (c) Credit Assistance to Buyer for FRSP and PRSP Transactions. Supplier agrees to extend to Buyer, subject to the terms and conditions of the EEI Master Agreement and related Confirmation(s), unsecured credit equivalent to approximately two months' Customer account receivables (to be posted to a Lockbox Account). In addition, Buyer agrees to provide to Seller, Performance Assurance pursuant to the methodology, calculations and data set forth in Exhibit B.

      2.4 SHARING OF DATA. Supplier and Buyer agree to cooperate and share relevant data necessary to provide electric service to Customers. This may include current and historical electricity usage data, payment and credit history. Dun & Bradstreet number and other data reasonably necessary. In addition, the Parties agree to share password-protected data and information relevant to providing electric service to Customers under Transactions. Except as otherwise specifically authorized by Customers or required by applicable law, regulation, or court order, the Parties shall maintain, in confidence, all such Customer data.

                                    ARTICLE 3
                 CONTRACT QUANTITY AND CONTRACT PRICE OF ENERGY

      3.1 DEFINITION OF CONTRACT QUANTITY. Subject to the terms of this Agreement, during the relevant Delivery Period(s) set forth in a Transaction(s), Supplier shall sell and deliver, or cause to be delivered, at the Delivery Points, and Buyer shall purchase and receive, or cause to be received, at the Delivery Points up to a maximum demand (MW) and an estimated volume of Energy
(MWh) of FRSP and/or PRSP at the Contract Price (the "Contract Quantity") during each applicable hour of each specified month of the Delivery Period(s). Buyer shall notify Supplier of any anticipated addition of Customers by notifying Supplier of the expected increase or decrease in Retail Load as required under
Section 2.1 (a) herein.

      3.2 BASIS FOR THE CONTRACT PRICE. Subject to Section 2 above, as applicable, the Contract Price for each MWh of FRSP or PRSP is set according to a fixed price for all Energy sold to Buyer's Customers associated with each Transaction.

      3.3 MANAGEMENT OF CONTRACT QUANTITY. Supplier agrees to submit the proper documents to the MISO for each hour of the Delivery Period thereby scheduling the delivery at the applicable Delivery Points of the applicable quantities of Energy equal to the Contract Quantity.

                                    ARTICLE 4
                                OPERATING ISSUES

      4.1 PRIMARY SUPPLIER TO BUYER. Supplier will be the primary supplier to Buyer for supplying its DECO Program Customers, under either an FRSP product or PRSP product, as long as Supplier is willing to sell the FRSP or PRSP product to Buyer at competitive prices.

      If Buyer determines that an offer from Supplier for either an FRSP or PRSP product is not competitive in the relevant market, Buyer has the right to seek pricing from other suppliers for the Supplier-specified On-Peak and Off-Peak Energy block components of the offered FRSP or PRSP product. Specifically, when notified by Buyer that it intends to seek competitive offers for such On-Peak and Off-Peak Energy block components. Supplier will provide Buyer with specific data regarding the On-Peak and Off-Peak Energy blocks, e.g., size, delivery point and associated terms and conditions, price for the respective Energy blocks, and delivery period.

      If Buyer receives an offer for the specified On-Peak and Off-Peak Energy blocks (on terms substantially identical, as determined by Supplier, including type of product and delivery point, to the terms specified by Supplier) from a Third-Party Supplier ("TPS"), Buyer will advise Supplier of the TPS-offer terms and conditions. Third Party Supplier means an entity that is not a Customer and that agrees to sell electric power and/or transmission capacity to Buyer. Supplier must either match the TPS offer or advise Buyer of its decision not to match the offer. If Supplier matches the offer, it will be included in a revised FRSP or PRSP offer to Buyer. If Supplier declines to match the TPS offer, then Buyer may buy the specified Energy blocks from the TPS and sell the specified Energy blocks to Supplier at the same offer price as Buyer purchased the specified Energy blocks from the TPS. The terms and conditions must be equivalent to the terms and conditions initially specified by Supplier to Buyer. Supplier will then execute a FRSP or PRSP transaction with Buyer at a price equal to the Supplier's purchase price for the specified Energy blocks plus the difference between Supplier's initial FRSP or PRSP offer less the price Supplier quoted Buyer for the specified Energy blocks.

      4.2 CREDIT PROTECTIONS PROVIDED BY BUYER TO SUPPLIER. Buyer agrees: (i) to require each Customer to send invoiced payments to a Lockbox Account as required under the Revised Security Agreement and Revised Escrow Agreement, (ii) to include the required Supplier assignment provision in each documented and executed Retail Contract, (iii) to provide Supplier with the required Performance Assurance pursuant to Exhibit B hereto; (iv) to provide Supplier with copies of quarterly financial statements in the form of 10-K and 10-Q statements filed with the Securities and Exchange Commission along with audited or unaudited quarterly financial statements of Buyer; (v) to provide Supplier with the right to review the creditworthiness and load attributes of potential DECO Primary Supply Rate (D-6) customers; (v) to provide Supplier with all contract terms and conditions for all documented and executed Retail Contracts;
(vi) to provide Supplier with Buyer's general credit policies and procedures; and (vii) to provide Supplier, upon request, with a list of all other wholesale Energy suppliers, the percentage of Buyer's total energy supply portfolio represented by purchases from such other suppliers, and the regions in which the transactions with the other suppliers occurred.

      4.3 CREDIT ASSURANCES PROVIDED DIRECTLY BY CUSTOMERS. From time to time, Buyer may, consistent with Section 5. CREDIT and Section 7. MATERIAL ADVERSE CHANGE in Buyer's Master Retail Energy Supply Agreement, obtain a Letter of Credit, prepayment, cash, or other collateral from a Customer associated with a Transaction. In such instances, the Parties recognize that this form of credit assurance is intended to inure to the benefit of both the Buyer and Supplier.

                                    ARTICLE 5
                 REVISED SECURITY AND REVISED ESCROW AGREEMENTS

      5.1 COMMITMENT TO COMPLETE. Supplier and Buyer have already executed a Security Agreement and an Escrow Agreement. Within thirty (30) days of execution of this Agreement, Supplier and Buyer shall execute a Revised Escrow Agreement and a Revised Security Agreement.

      5.2 CREDIT ASSURANCES PROVIDED BY CUSTOMERS. The relevant Escrow Account shall be maintained during the entire Term of this Agreement, and thereafter until all amounts due for Energy and related services sold to each Retail Contract(s) entered into pursuant hereto shall have been settled per the Revised Escrow Agreement and Revised Security Agreement.

                                    ARTICLE 6
                 INVOICING, PAYMENT AND ACCOUNT RECONCILIATION

      6.1 INVOICING AND PAYMENT. The Parties understand and agree that Supplier invoicing shall initially be based on Energy delivered to Customers on a calendar month basis modified for line losses. Once the Parties have agreed to an invoice amount, Buyer shall prepare a Form of Distribution Request ("Distribution Request") for Supplier's final review and approval prior to submission to the Escrow Agent for distribution. For example, if Supplier delivers Energy to Customers during July 2004, Supplier shall use July delivery data to create its July invoice payable under the September 2004 invoice for Buyer's review. Customer invoiced payments received for July deliveries shall accrue in the Lockbox/Escrow Account until the next disbursement date occurs [September 2004]. Based on the Distribution Request procedure set forth in the Revised Escrow Agreement, which is incorporated herein by reference, the Parties shall discuss the September invoice initially prepared by Supplier. The Parties shall cooperate to resolve any disputes over invoices that arise. Buyer shall review and approve the undisputed portion of Supplier's invoice. Based on that agreement of the Parties, Buyer shall then prepare a Distribution Request for Supplier's final review and approval within three (3) Business Days of Supplier's receipt of such Distribution Request, prior to submission to the Escrow Agent. Once Supplier has approved and delivered a fully-approved Distribution Request which appears to comply in all material respects as required, the Escrow Agent shall make distributions as set forth in the Revised Escrow Agreement by the EARLIER OF: two (2) Business Days of receipt of a fully-approved Distribution Request, or by the twenty-fifth
(25th) day of the month, if a Business Day and a fully-approved Distribution Request has been received. The Parties agree to follow this same procedure each month. Billing adjustments shall be made, as appropriate, after Energy imbalance information becomes available per Section 6.2 below.

      6.2 ACCOUNT RECONCILIATION. Any disputed portions of the invoice, along with any credits and charges due and owing either Party, based on Energy imbalance data, and as modified for line losses, will be included in a Reconciliation Charge/Credit submitted as part of the monthly invoice subsequently provided to Buyer by Supplier. The Parties agree to expeditiously resolve any and all disputes, and the Parties agree to follow this same procedure each month. If the Parties are unable to resolve a payment dispute through settlement checkout with each other, they agree to seek to resolve such dispute through the Dispute Resolution procedure set forth herein in Article 8.4.

                                    ARTICLE 7
                PARTIES' RESPONSIBILITIES WITHIN THE DECO PROGRAM

      7.1 THE DECO PROGRAM. Supplier shall function as a Marketer on behalf of Buyer under the Marketer Agreement for Electric Choice Program between The Detroit Edison Company and Supplier, and Buyer shall act as an AES/Retailer under the AES/Retailer Agreement for Electric Choice Program between The Detroit Edison Company and Buyer.

                                    ARTICLE 8
                              MISCELLANEOUS ISSUES

      8.1 CONFIDENTIALITY. The terms of this Agreement, including the Transaction(s) hereunder, are confidential and are not to be disclosed to any third Party without the prior written consent of the non-disclosing Party except to the extent disclosure may be required by law, regulation or judicial or administrative order.

      8.2 GOVERNING LAW. This Agreement is to be construed under the laws of the State of Michigan, without regard to any choice of law rules that would otherwise require the application of the laws of another state. State and federal courts situated in the State of Michigan shall have exclusive jurisdiction to resolve any disputes with respect to this Agreement. Each Party irrevocably consents to the jurisdiction described above for any actions, suits or proceedings arising out of or relating to this Agreement.

      8.3 CONFLICTING TERMS, hi the event of any conflict between the terms of this Agreement and the terms of the EEI Master Agreement, the terms of this Agreement shall control. In the event of any conflict between the terms of this Agreement and any provision of the Revised Security Agreement or the Revised Escrow Agreement, the terms of the Revised Security Agreement or the Revised Escrow Agreement will control. In the event of any conflict between the terms of this Agreement and the terms of a particular Confirmation, the terms of the particular Confirmation shall control.

      8.4 ALTERNATIVE DISPUTE RESOLUTION. The Parties agree to seek to resolve any dispute herein pursuant to good faith business negotiations. In the event of such a dispute, the aggrieved Party shall promptly identify in writing the nature of the outstanding dispute in sufficient detail so as to allow the other Party to respond to the issue. Each Party agrees to (a) set a time and place for a face-to-face meeting between a senior representative of each Party within 10 Business Days of written notice of the dispute, (b) identify in writing its own position on the dispute, and (c) propose a resolution of the dispute. The Parties agree to hold no fewer than one meeting within the time frame required above in this Section 8.4(a) and to meet for at least a total of two hours at the face-to-face meeting to discuss their respective positions and explore a contractual resolution of the dispute. Such good faith procedures shall be a condition precedent to any declaration of default by one Party against the other, arbitration or litigation of the dispute.

      8.5 ENTIRE AGREEMENT. This Agreement, including the exhibits hereto, contain the Parties' entire agreement relating to the subject matter hereof and supersedes any other agreements, written or oral, between the Parties concerning such subject matter. No amendment or alteration to this Agreement shall be effective unless in writing and signed by the Parties.

      8.6 NO WAIVER. No waiver at any time by any Party hereto of its rights with respect to the other Party or with respect to any matter arising in connection with this Agreement shall be considered a waiver with respect to any subsequent default whether of a like kind or different in nature.

      8.7 ASSIGNMENT. Neither Party may assign this Agreement or any right or obligation under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

      8.8 No PARTNERSHIP OR JOINT VENTURE. This Agreement does not establish and should not be construed as establishing any partnership or joint venture by and between the Parties, and neither Party shall have any duties, obligations or liabilities arising under such a relationship. This Agreement shall not impart any rights enforceable by any third party (other than a permitted successor or assignee bound by this Agreement). The Parties acknowledge and agree that Buyer is not in any way affiliated with Supplier and that Supplier is a wholesale electricity provider contracted by Buyer solely to perform the activities set forth herein and in the relevant agreements between them.

      8.9 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable, all other provisions shall not be affected. With respect to any provision held invalid or unenforceable, the Parties shall amend or modify this Agreement as necessary to effect as closely as possible the Parties' original intent.

      8.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts and each executed counterpart shall have the same force and effect as an original instrument.

      8.11 TERM. This Agreement shall continue indefinitely and shall terminate only upon 30 days' prior written notice by one Party to the other Party; provided, however, that such termination shall not affect or excuse the performance of either Party under any provision of this Agreement that by its terms survives any such termination, and, provided further, that this Agreement and any other documents executed and delivered hereunder shall remain in effect with respect to any Transaction(s) entered into prior to the effective date of such termination until both Parties have fulfilled all of their obligations with respect to such Transaction(s).

      8.12 ASSUMPTION BY BUYER OF ANOTHER AES'S SALES CONTRACTS. In Supplier's sole discretion, in the event that a Michigan alternative energy supplier ("AES") has defaulted under one or more of its agreements with Supplier, the Parties shall agree that the following general principles and procedure would apply: (1) Buyer would promptly assume AES customer sales contracts "AS IS" and would simultaneously assume the wholesale supply arrangement between defaulted AES and Supplier; (2) Supplier would furnish assurances to Buyer that a positive margin exists between the defaulted AES's customer sales contracts and the defaulted AES/Supplier supply contract; (3) Supplier would guarantee a minimum dollar per MWh margin (to be determined based on the value of the defaulted AES retail customer contracts portfolio or some other mutually agreed upon value, e.g., $0.50 per MWh to cover the cost of operations); (4) Supplier would furnish the defaulted AES customer portfolio in such a manner that would permit easy review and assessment by Buyer, e.g., Supplier will denote non-standardized language components in any defaulted AES customer sales contracts, e.g., varying late fee payment to 1%, etc.; (5) Buyer would be prepared to issue notices promptly to former defaulted AES customers regarding its assumption of the defaulted AES customer sales contracts; and (6) Buyer would work with Supplier to identify any additional steps that are necessary to complete Buyer's assumption of the defaulted AES customer sales contracts and the defaulted AES/Supplier supply contract(s).

      8.13 NOTICES. Any notice required or given pursuant to this Agreement ("Notice") shall be in writing and delivered by means of private overnight delivery, or by facsimile transmission, addressed as follows:

             To Supplier:

             DTE Energy Trading, Inc.
             414 S. Main Street, Suite 400
             Ann Arbor, MI 48104
             Ann: Marcia Hissong, Contract Administration
             Phone No.: 734.887.2042
             Fax No.: 734.887.2235

             To Buyer:

             Commonwealth Energy Corporation
             600 Anton, 20th Floor
             Costa Mesa, CA 92626
             Attn: Robert Gunnin,
             Vice President Energy Supply
             Phone No.: (714)259-2502
             Fax No.: (714) 259-2592

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

                                        COMMONWEALTH ENERGY CORPORATION

                                        By:  /s/ Peter Weigand
                                        Its:  President

                                                    ("Debtor")

                                        DTE ENERGY TRADING, INC.

                                        By:   /s/ Randall D. Balhorm
                                        Its:   President

                                                    ("Secured Party")